As filed with the Securities and Exchange Commission on June 1, 2006.

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADOLOR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	700 Pennsylvania Drive Exton, Pennsylvania 19341	31-1429198
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

ADOLOR CORPORATION 2003 STOCK-BASED INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

Martha E. Manning, Esquire

Senior Vice President and General Counsel

Adolor Corporation

700 Pennsylvania Drive

Exton, Pennsylvania 19341

(name and address of agent for service)

(484) 595-1500

(Telephone number, including area code, of agent for service)

Copies of all communications to:

James A. Lebovitz, Esquire

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104-2808

(215) 994-4000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Adolor Corporation 2003 Stock-Based Incentive Compensation Plan (the “Plan”), Common Stock, par value $.0001 per share	2,500,000 shares	$23.27	(2)	$58,175,000	$6,225

(1)	This Registration Statement registers the offer and/or sale of an aggregate of 2,500,000 shares of common stock, par value $.0001 per share, of the registrant (“Common Stock”) currently reserved for issuance under the Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereby includes such additional number of shares of Common Stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	A maximum offering price of $23.27 was estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act solely for the purposes of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on May 31, 2006, as reported on the National Association of Securities Dealers’ Automated Quotation System National Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, heretofore filed by Adolor Corporation (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement, except as superseded or modified as described herein:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 3, 2006, which contains audited financial statements for the Registrant.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 5, 2006.

(c)	The Registrant’s Current Report on Form 8-K, filed on January 12, 2006.

(d)	The Registrant’s Current Report on Form 8-K, filed on February 8, 2006.

(e)	The Registrant’s Current Report on Form 8-K, filed on February 13, 2006.

(f)	The Registrant’s Current Report on Form 8-K, filed on February 17, 2006.

(g)	The Registrant’s Current Report on Form 8-K, filed on March 10, 2006.

(h)	The Registrant’s Current Report on Form 8-K, filed on May 22, 2006.

(i)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed on March 21, 2000 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, specifically including the Registrant’s Registration Statement on Form 8-A, filed on February 22, 2001, and the Registrant’s Registration Statement on Form 8-A, filed on April 8, 2003.

(j)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other incorporated document subsequently filed, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, Adolor Corporation has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Adolor Corporation’s restated bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

Adolor Corporation’s amended and restated certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to Adolor Corporation and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Adolor Corporation, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Adolor Corporation has obtained a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description
4.1	The relevant portions of the Registrant’s Amended and Restated Certificate of Incorporation defining the rights of holders of Common Stock (incorporated by reference to Exhibit 3.1 to the Report on Form 10-Q filed by the Registrant on May 17, 2001).

4.2	Restated Bylaws of the Registrant as amended February 26, 2004 (incorporated by reference to Exhibit 3.2 to the Report on Form 10-K filed by the Registrant on March 4, 2004).

5.1	Opinion of Dechert LLP.

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23.1	Consent of KPMG LLP.

23.2	Consent of Dechert LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9. Undertakings.

A.	Undertakings required by Item 512(a) of Regulation S-K.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Undertakings required by Item 512(b) of Regulation S-K.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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C.	Undertakings required by Item 512(h) of Regulation S-K.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, State of Pennsylvania, on June 1, 2006.

ADOLOR CORPORATION

By:	/s/ David M. Madden
Name:	David M. Madden
Title:	Interim President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Madden, Thomas P. Hess, Martha E. Manning and Michael R. Dougherty, as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Armando Anido Armando Anido	Director	June 1, 2006

/s/ Paul Goddard, Ph.D. Paul Goddard, Ph.D.	Director	June 1, 2006

/s/ George V. Hager, Jr. George V. Hager, Jr.	Director	June 1, 2006

/s/ Thomas P. Hess Thomas P. Hess	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 1, 2006

/s/ David M. Madden David M. Madden	Interim President, Chief Executive Officer and Director (Principal Executive Officer)	June 1, 2006

/s/ Claude H. Nash, Ph.D. Claude H. Nash, Ph.D.	Director	June 1, 2006

/s/ Robert T. Nelsen Robert T. Nelsen	Director	June 1, 2006

/s/ Donald E. Nickelson Donald E. Nickelson	Director	June 1, 2006

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EXHIBIT INDEX

Exhibit Number	Description

4.1	The relevant portions of the Registrant’s Amended and Restated Certificate of Incorporation defining the rights of holders of Common Stock (incorporated by reference to Exhibit 3.1 to the Report on Form 10-Q filed by the Registrant on May 17, 2001).

4.2	Restated Bylaws of the Registrant as amended February 26, 2004 (incorporated by reference to Exhibit 3.2 to the Report on Form 10-K filed by the Registrant on March 4, 2004).

5.1*	Opinion of Dechert LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Dechert LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included in signature page to this Registration Statement).

*	Filed herewith.